Exhibit 99.1

Old Second Bancorp, Inc.

For Immediate Release

(Nasdaq: OSBC)	July 18 2008

Contact:	J. Douglas Cheatham
Chief Financial Officer
(630) 906-5484

Old Second Bancorp, Inc. Announces Increased Second Quarter Earnings

AURORA, Illinois – Old Second Bancorp, Inc. (Nasdaq: OSBC) today announced that earnings per diluted share for the second quarter of 2008 increased to $.53 on $7.3 million of net income as compared with $.45 per diluted share for the same period in 2007, on $5.7 million in net income.  Earnings per diluted share for the first half of 2008 also increased to $.95 per diluted share, on $12.9 million in net income.  This represented an increase of $.07 per diluted share over first half 2007 earnings in which the Company earned $.88 per diluted share on earnings of $11.5 million.  Earnings in 2008 included the contribution of HeritageBanc, Inc. (“Heritage”) since its acquisition on February 8, 2008.  This contribution helped to propel the Company to achieve its second highest quarterly earnings on record.  “We are pleased with our earnings in the first half of the year and that we continue to maintain our well capitalized status and our dividend level to shareholders.  Management is confident that the Company will be able to weather the current economic crisis,” said William B. Skoglund, Chairman of the Board.  Gains on sales of securities of $1.1 million were realized in the second quarter of 2008, which increased this category to $1.4 million for the year.  In the first half of 2007 gains on sales of securities totaled $482,000, all of which were realized in the first quarter of that year.  The Company recorded a $2.8 million provision for loan losses in the first half of 2008, which included an addition of $1.9 million in the second quarter.  The provision for loan losses in the second quarter of 2007 was $588,000, which represented the total addition for the first half of that year.

“The integration of Heritage has proceeded as anticipated and the acquired client base continues to provide revenue opportunities for both the corporate and retail business units,” noted Mr. Skoglund.  Since the acquisition of Heritage on February 8, 2008, all major organizational integration initiatives have been completed.  The transaction charges related to Heritage, net of taxes calculated at a 35% statutory rate, totaled $596,000, or $.04 per diluted share for the first half of 2008.  Core net income, which is calculated by excluding these transaction costs from total net income, was $13.5 million, which equates to core diluted earnings per share of $0.99.  Management believes that the exclusion of the aforementioned charges more accurately reflects income from continuing operations, and references to core net income, core diluted earnings per share, and ratios identified as “core” in the Key Ratios and efficiency ratio reconcilement section of this earnings release are all non-GAAP measurements.  Skoglund added, “The expansive retail and mortgage services, wealth management and employee benefit services at Old Second, coupled with remote capture and other treasury management products, are proving to be powerful additions to the previous product and services set offered to Heritage clientele.”

Net interest income increased from $33.5 million in the first half of 2007 to $42.5 million in the first half of 2008.  Average earning assets grew $387.6 million, or 16.9%, from June 30, 2007 to June 30, 2008 due to organic growth and the Heritage acquisition.  The Company acquired $329.0 million in earning assets through the acquisition, which included $283.6 million in loans and $45.0 million in investments.  Average interest bearing liabilities increased $344.1 million, or 17.0%, during the same period.  The growth in average interest bearing liabilities was influenced by these same factors.  Additionally, the Company’s borrowings increased $43.0 million as a result of financing the cash portion of the consideration paid to Heritage shareholders for the acquisition.  The net interest margin (tax equivalent basis), expressed as a percentage of average earning assets, increased from 3.09% in the first half of 2007 to 3.32% in the first half of 2008.  The average tax-equivalent yield on earning assets decreased from 6.68% in the first half of 2007 to 6.12%, or 56 basis points, in the first half of 2008.  At the same time, however, the cost of funds on interest bearing liabilities decreased from 4.16% to 3.27%, or 89 basis points.

Net interest income increased from $17.1 million in the second quarter of 2007 to $22.5 million in the second quarter of 2008.  During the same period, the net interest margin (tax-equivalent basis), expressed as a percentage of average earning assets, increased from 3.08% in 2007 to 3.44% in 2008.  The second quarter 2008 net interest income was improved by growth in average earning assets of $406.2 million, or 17.5%, which included organic growth and the Heritage acquisition.  The average tax-equivalent yield on earning assets decreased from 6.72% in the second quarter of 2007 to 5.96% in the second quarter of 2008, or 76 basis points.  The cost of interest-bearing liabilities also decreased from 4.19% to 2.92%, or 127 basis points, in the same period.  The interest income produced from the 2008 growth in earning assets combined with the general decrease in interest rates lowered interest expense to a greater degree than it reduced interest income and thereby improved the net interest margin.

In the first half of 2008, the Company recorded a $2.8 million provision for loan losses, which included an addition of $1.9 million in the second quarter.  Additionally, management believed that the $3.0 million allowance for loan losses brought over in the Heritage transaction in the first quarter was adequate to address the risks specific to the loan portfolio purchased.  In the first half of 2007, the provision for loan losses was $588,000, all of which was added in the second quarter.  Nonperforming loans increased to $30.7 million at June 30, 2008 from $6.0 million at December 31, 2007, and $5.2 million at June 30, 2007.  Charge-offs, net of recoveries, totaled $1.1 million and $32,000 in the first six months of 2008 and 2007, respectively.  Net charge-offs totaled $464,000 in the second quarter of 2008 and $88,000 in the second quarter of 2007.  Provisions for loan losses are made to provide for probable and estimable losses inherent in the loan portfolio.

Nonperforming loans increased $24.8 million from December 31, 2007 to $30.7 million at June 30, 2008.  Approximately $19.2 million, or 62.5%, of the nonperforming total was attributable to six residential homebuilder relationships.  Completed, available-for-sale lots support a majority of the principal outstanding under these loans, although there is some component of completed and partially completed homes, and vacant land within the total.  These homebuilders have been unable, or management has forecasted that they will be unable, to sustain their inventory positions in these assets due to the general slowdown in residential home sales.  The Company is employing a variety of workout strategies with these borrowers to convert the inventory to cash and reduce the loan balances.  Management has allocated $1.7 million of the allowance for loan losses to these borrowers and believes that estimate to be sufficient to cover the probable loss exposure at June 30, 2008.  The possible loss exposure level is re-evaluated on an ongoing basis.

An additional $2.9 million, or 9.4%, of the Company’s non-performing loan portfolio is attributable to two commercial real estate loans where vacancy rates have increased in the projects and rental income is no longer sufficient to service the debt.  The bank is pursuing foreclosure in one of these instances where there is an estimated loan-to-value ratio of 60% and management does not expect a loss on that credit.  The other loan has a higher estimated loan-to-value ratio and the borrower is attempting to sell the building.  Management has provided a specific allocation of $376,000 for that loan.

The majority of the remaining non-performing loans are residential mortgages in various stages of foreclosure although there are a variety of other small commercial real estate, builder, and small business credits that are also nonperforming.  Management has provided specific allocations of approximately $828,000 in loan loss reserves relative to this grouping of 39 relationships.  Most of the residential real estate loans were underwritten with an original loan to collateral advance rate of no more than 80%, and those underwritten at a higher advance rate have added credit support in the form of mortgage insurance.  The Company evaluated the loss exposure of all of the above loans individually, and designated specific portions of the allowance for loan losses primarily based upon respective estimates of the revised collateral value under the currently weakened real estate market conditions.  Due to the time it takes to complete the foreclosure process and market the properties, the Company expects that this could cause an inflated level of non-performing assets to be maintained for a period of time, but does not at this time anticipate significant losses to be incurred on these loans.

The Company does not have any material direct exposure to sub prime loan products, as it has focused real estate lending activities on commercial real estate and construction and development loans, as well as on traditional loan products to residential borrowers.  Chairman Skoglund added, “We have a long history of strong underwriting and the economy has held up better in our market areas as compared to other parts of the country experiencing more dramatic price adjustments.  Therefore, we are comfortable with the allowance as it stands, although if our market areas are affected in the future there may be an effect on the level of nonperforming loans.”  A linked quarter comparison of loans that are classified as performing, but past due thirty to eighty-nine days and still accruing interest, shows that this category decreased from $47.9 million at March 31, 2008 to $15.7 million at June 30, 2008.  More than 69% of that decrease was attributable to two loan relationships that returned to a current status at June 30, 2008.  The volume of loans in this category varies and was $18.8 million at June 30, 2007 and $8.8 million at December 31, 2007.

The ratio of the allowance for loan losses to nonperforming loans was 70.2% as of June 30, 2008 as compared to 282.0% at year end 2007 and 320.3% at June 30, 2007.  Management determines the amount to provide for in the allowance for loan losses based upon a number of factors including loan growth, the quality and composition of the loan portfolio and loan loss experience.  While the amount of nonperforming loans had decreased in the first part of 2007, management detected a general deceleration in real estate building and development activity as compared to prior years.  While borrowers generally continued to perform on their commercial real estate obligations, management believed that the slowdown in the development and construction sector combined with the Company’s concentration in these types of loans represented increased risk.  These environmental factors are also evaluated on an ongoing basis and were included in the assessment of the adequacy of the allowance for loan losses.  When measured as a percentage of loans outstanding, the allowance for loan losses increased to 0.97% at June 30, 2008, as compared to 0.89% at December 31, 2007 and 0.91% as of June 30, 2007.

Noninterest income increased $2.0 million, or 24.2%, to $10.1 million during the second quarter of 2008 as compared to $8.1 million during the same period in 2007.  Service charge income increased $147,000, or 6.8%, in the second quarter of 2008, and $152,000, or 3.6%, for the year to date period.  The primary source of that increase was in commercial account service charges and was due in large part to reduced earnings credits from the declining rate environment.  The volume of commercial overdraft fees incurred in both the quarter and year to date periods also increased in 2008.  Second quarter 2008 mortgage banking income, including net gain on sales of mortgage loans, secondary market fees, and servicing income, was $2.1 million, an increase of $559,000, or 35.3%, from the second quarter of 2007.  Consistent with the first quarter of 2008, the largest increase in income from mortgage operations was in net gain on sales, which resulted from increased volume in mortgage originations despite market turbulence.  In second quarter 2007, the Company reengineered its secondary mortgage lending operations and systems including its approach to pricing, compensation and geographic distribution of lenders and this positioned the Company to compete efficiently and effectively.  In part because of this reorganization, mortgage banking income in the first half of 2008 increased $1.6 million, or 53.2%, from $3.0 million in the first half of 2007 to $4.5 million in the same period of 2008.

Realized gains on securities totaled $1.1 million in the second quarter of 2008 and $1.4 million for the year.  In the first quarter of 2007, there was $482,000 in realized gains from sold securities whereas there were no realized gains in the second quarter of that year.  Bank owned life insurance (“BOLI”) income continued to decrease in the second quarter of 2008 and was $237,000, or 41.6%, lower than the same period in 2007, due to the continued decrease in interest rates available on the underlying insurance investments.  In the first half of 2008, BOLI income deceased $433,000, or 41.1%, from 2007 levels.  Interchange income from debit card usage had a consistent rate of growth for both the quarter and the year.  The revenue stream from this source increased $99,000, or 19.1%, in the second quarter of 2008 as customers continued to show a preference for this payment method.  Other noninterest income increased $367,000, or 34.5%, in the second quarter of 2008 and was up $512,000 for the year.  Two of the larger sources of the increase in the other income category for both periods were letter of credit and credit card processing fees although increases in automatic teller machine surcharge and interchange fees also added to the growth in income.

Noninterest expense was $20.1 million during the second quarter of 2008, an increase of $3.3 million, or 19.4%, from $16.8 million in the second quarter of 2007.  Noninterest expense was $40.3 million during the first half of 2008, an increase of $6.8 million, or 20.5%, from $33.4 million in the second half of 2007.  Approximately $917,000 of the aggregate increase was related to one-time merger costs and $528,000 of this amount was related to personnel costs.  Salaries and benefits expense was $11.6 million during the second quarter of 2008, an increase of $1.8 million, or 18.3%, from $9.8 million in the second quarter of 2007.  The increase in personnel expenses related to normal annual increases in compensation rates and increased staffing levels that included the addition of permanent and transitional employees from Heritage.  The full time equivalent count rose from 546 in the second quarter of 2007 to 620 in the second quarter of 2008, which included 72 full time equivalent employees from Heritage.  Salary, including retention payments, and basic benefit costs related to former Heritage employees are expected to decrease by approximately $196,000 in the third quarter as almost all transitional positions were eliminated during the second quarter.  The 2008 expense for the discretionary profit sharing and management bonus plans also increased as compared to 2007, as did the commission expense related to mortgage loan sales activity.

Occupancy expense increased $303,000, or 24.1%, from the second quarter of 2007 to the second quarter of 2008.  Occupancy expense increased $515,000, or 20.8%, from the first half of 2007 to the first half of 2008.  On a comparative basis, facility expense in 2008 incorporated one new retail branch that opened in May 2007 as well as the five Heritage retail locations and one mobile banking facility.  An additional $55,000 was due to a one-time settlement charge to close a leased mortgage origination office that was vacated in first quarter of 2008.  The largest category increases in occupancy expense for both the quarter and year to date periods were for real estate taxes and maintenance expenses.  On a quarterly comparative basis, furniture and equipment expense were substantially unchanged.  In the first half of 2008, furniture and equipment expense increased $295,000, or 9.6%, from the first half of 2007 and essentially all of this increase was attributable to one-time conversion costs.  Second quarter 2008 advertising expense increased by $221,000, or 53.3%, when compared to the same period in 2007, primarily due to increased advertising and direct mail costs.  Similarly, advertising expense in the first half of 2008 increased $168,000, or 20.0%, as compared to the first half of 2007.  Included in the 2008 advertising expense was $29,000 in one-time costs related to the distribution of Heritage marketing and disclosure related materials.  Other expense increased $642,000 in the second quarter and $1.9 million in the first half of 2008.  The increase for the year to date period was primarily due to the resumption of FDIC insurance premiums as prior credits expired, mortgage servicing rights impairment recognition and, to a lesser degree, increased amortization charges related to those rights, increased processing costs on debit card transactions, and increased sales incentive program costs.

The provision for income tax as a percentage of pretax income, or effective tax rate, increased from 26.3% in the second quarter of 2007 to 31.2% in the second quarter of 2008 versus 28.4% in the fourth quarter of 2007.  The provision for income tax as a percentage of pretax income increased from 26.6% as of the first half of 2007 to 29.9% as of the first half of 2008.  Increased levels of tax-exempt income from securities helped to reduce federal income tax expense in both the second quarter and first half of 2008, but this benefit was more than offset by a reduction in BOLI income in the same periods.  The effective tax rate also increased in 2008 due to a change in Illinois tax law.  Under the revised tax law, Old Second Management, LLC (“OSM”), an investment subsidiary of the bank, no longer qualifies as an excluded company and its receipts now require inclusion in the unitary tax return.  The Illinois tax law revision is also expected to change the deductibility of REIT dividends beginning January 1, 2009, which will eliminate the recognition of a substantial portion of the tax benefits related to this ownership structure.  OSM owns 100% of the common stock of a real estate investment trust (REIT) which holds fixed and variable rate real estate loans that were previously held by our main bank subsidiary.  In addition to providing income tax benefits, which lower the effective tax rate, the REIT ownership structure also provides the Company with a vehicle for raising future capital as desired.  The general decrease in market and loan portfolio interest rates lowered the amount of interest income generated by the REIT in the second quarter of 2008, as did a decrease in the loan balances held by that subsidiary.

Total assets as of June 30, 2008 increased $297.4 million, to $2.96 billion, from $2.66 billion as of December 31, 2007.  Loans grew $324.8 million at midyear 2008, with Heritage contributing $283.6 million of that increase at the acquisition date.  Securities available for sale decreased $98.5 million during the first half of 2008 and served to provide funding for loan growth.  The amount of goodwill recorded is preliminary and may fluctuate based upon finalizing asset and liability fair value calculations and merger expense estimates.  Preliminary estimates of goodwill and core deposit and other intangible assets related to Heritage were $57.0 million and $8.9 million at acquisition.  The largest changes by loan type included increases in commercial real estate and real estate construction loans of $111.2 million and $82.9 million, respectively.  Commercial and industrial loans grew $59.6 million whereas residential real estate loans increased $53.6 million in the same six-month comparison.

Total deposits increased $305.2 million during the first six months of 2008, to $2.42 billion as of June 30, 2008, due in large part to the Heritage acquisition.  The category of deposits that grew the most in the first half of 2008 was certificates of deposits, which increased $94.4 million in part from the certificates of deposits acquired in the Heritage transaction, as well customers moving to lock in rates in a declining interest rate environment.  Money market deposit accounts also increased by $75.7 million, from $505.7 million to $581.4 million during the same period.  Lower cost sources of funds categories included a demand deposit increase of $45.0 million and an aggregate increase in the savings and NOW categories of $90.1 million.  The average cost of interest bearing funds decreased from 4.19% in the second quarter of 2007 to 2.92%, or 127 basis points in the second quarter of 2008.  In comparing the first half of 2007 to the same period in 2008, the average cost of interest bearing funds decreased 89 basis points.

The most significant borrowing in the first half of 2008 occurred on January 31, 2008, when the Company entered into a $75.5 million credit facility with LaSalle Bank National Association (now Bank of America).  Part of this new credit facility replaced $30.0 million of the revolving line of credit facility obligation previously held between the Company and Marshall & Ilsley Bank.  The new $75.5 million credit facility was comprised of a $30.5 million senior debt facility and $45.0 million of subordinated debt.  The proceeds of the $45.0 million of subordinated debt were used to finance the acquisition of Heritage including transaction costs.  The Company paid consideration of $43.0 million in cash and 1,563,636 shares of Company stock valued at $27.50 per share, for a total transaction value of $86.0 million, to consummate the acquisition of 100% of the outstanding stock of Heritage.  Other major first half 2008 borrowing category changes from December 31, 2007 included a decrease of $126.8 million, or 76.8%, in overnight federal funds purchased and a $24.0 million increase in Federal Home Loan Bank of Chicago (“FHLBC”) advances which is included in other short-term borrowings.  That latter source of funds is also primarily floating rate as $20 million is indexed at a four basis point spread above the daily effective FHLBC federal funds rate.

Non-GAAP Presentations: In addition to the “core” earnings discussion related to the Heritage acquisition transaction costs found on page 1 of this earnings release, management has traditionally disclosed other certain non-GAAP ratios to evaluate and measure the Company’s performance, including a net interest margin calculation.  The net interest margin is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period.  Management believes this measure provides investors with information regarding balance sheet profitability.  Management also presents an efficiency ratio that is non-GAAP.  The efficiency ratio is calculated by dividing adjusted non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income.  Management believes this measure provides investors with information regarding the Company’s operating efficiency and how management evaluates performance internally.  The tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Forward Looking Statements: This report may contain forward-looking statements.  Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company’s beliefs as of the date of this release.  Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, please review our filings with the Securities and Exchange Commission, including the Company’s Form 10-K for 2007.

Financial Highlights (unaudited)

In thousands, except share data

	Three Months Ended		Year to Date
	June 30,		June 30,
	2008	2007	2008	2007
Summary Income Statement:
Net interest income	$22,528	$17,050	$42,468	$33,529
Provision for loan losses	1,900	588	2,800	588
Noninterest income	10,103	8,136	18,963	16,110
Noninterest expense	20,091	16,832	40,252	33,417
Income taxes	3,318	2,040	5,493	4,160
Net income	7,322	5,726	12,886	11,474

Key Ratios (annualized):
Return on average assets	0.99%	0.92%	0.89%	0.94%
Return on average equity	14.60%	15.32%	13.59%	14.91%
Core return on average assets (non-GAAP)(1)	1.01%	—	0.94%	—
Core return on average equity (non-GAAP)(1)	14.92%	—	14.22%	—
Net interest margin (non-GAAP tax equivalent)(2)	3.44%	3.08%	3.32%	3.09%
Efficiency ratio (non-GAAP tax equivalent)(2)	59.98%	64.74%	63.75%	65.24%
Core efficiency ratio (non-GAAP)(2)	59.49%	—	62.81%	—
Tangible capital to assets	4.59%	5.18%	4.59%	5.18%
Total capital to risk weighted assets	10.54%	10.56%	10.54%	10.56%
Tier 1 capital to risk weighted assets	7.80%	9.23%	7.80%	9.23%
Tier 1 capital to average assets	6.52%	7.35%	6.52%	7.35%

Per Share Data:
Basic earnings per share	$0.53	$0.45	$0.96	$0.89
Diluted earnings per share	$0.53	$0.45	$0.95	$0.88
Core diluted earnings per share (non-GAAP)(1)	$0.54	—	$0.99	—
Dividends declared per share	$0.16	$0.15	$0.31	$0.29
Book value per share	$14.56	$11.06	$14.56	$11.06
Tangible book value per share	$9.65	$10.89	$9.65	$10.89
Ending number of shares outstanding	13,745,686	12,145,838	13,745,686	12,145,838
Average number of shares outstanding	13,742,576	12,622,032	13,406,316	12,877,048
Diluted average shares outstanding	13,856,956	12,766,424	13,535,392	13,019,565

End of Period Balances:
Loans	$2,215,927	$1,832,220	$2,215,927	$1,832,220
Deposits	2,418,854	2,096,759	2,418,854	2,096,759
Stockholders’ equity	200,125	134,375	200,125	134,375
Total earning assets	2,699,341	2,378,150	2,699,341	2,378,150
Total assets	2,955,967	2,555,611	2,955,967	2,555,611

Average Balances:
Loans	$2,185,482	$1,809,404	$2,116,949	$1,784,287
Deposits	2,425,125	2,054,500	2,353,087	2,052,321
Stockholders’ equity	201,763	149,891	190,682	155,183
Total earning assets	2,732,018	2,325,819	2,679,539	2,291,932
Total assets	2,966,622	2,485,927	2,896,612	2,451,312

(1) As per the discussion on page 1, core net income is the numerator of each of these measures and is defined by management as net income from operations plus acquisition transaction costs net of a tax rate adjustment of 35%.  The acquisition transactions costs were $162,000 and $596,000 for the June 30, 2008 quarter and year to date respectively.

(2) Tabular disclosures of the tax equivalent calculation including the net interest margin, efficiency ratio and the core efficiency ratio as adjusted for the net of tax acquisition costs of $162,000 and $596,000 for the June 30, 2008 quarter and year to date respectively are presented on page 13.

	Three Months Ended		Year to Date
	June 30,		June 30,
	2008	2007	2008	2007

Asset Quality
Charge-offs	$560	$139	$1,267	$225
Recoveries	96	51	176	193
Net charge-offs (recoveries)	$464	$88	$1,091	$32
Provision for loan losses	1,900	588	2,800	588
Allowance for loan losses to loans	0.97%	0.91%	0.97%	0.91%

	June 30,		December 31,
	2008	2007	2007

Nonaccrual loans	$30,158	$4,778	$5,346
Restructured loans	—	—	—
Loans past due 90 days	583	451	625
Nonperforming loans	30,741	5,229	5,971
Other real estate	608	—	—
Nonperforming assets	$31,349	$5,229	$5,971

Major Classifications of Loans
Commercial and industrial	$256,765	$173,372	$197,124
Real estate - commercial	745,132	606,909	633,909
Real estate - construction	482,009	436,801	399,087
Real estate - residential	687,912	589,730	634,266
Installment	39,291	19,890	20,428
Lease financing receivables	6,274	7,334	7,922
	2,217,383	1,834,036	1,892,736
Unearned origination fees, net	(1,456)	(1,816)	(1,626)
	$2,215,927	$1,832,220	$1,891,110

Major Classifications of Deposits
Noninterest bearing	$316,559	$258,946	$271,549
Savings	116,115	107,645	96,425
NOW accounts	317,692	227,267	247,262
Money market accounts	581,350	518,351	505,678
Certificates of deposits of less than $100,000	649,851	606,938	599,034
Certificates of deposits of $100,000 or more	437,287	377,612	393,670
	$2,418,854	$2,096,759	$2,113,618

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited) June 30, 2008	December 31, 2007
Assets
Cash and due from banks	$67,293	$60,804
Interest bearing deposits with financial institutions	237	403
Federal funds sold	3,399	2,370
Short-term securities available for sale	1,096	1,162
Cash and cash equivalents	72,025	64,739
Securities available for sale	461,212	559,697
Federal Home Loan Bank and Federal Reserve Bank stock	10,417	8,947
Loans held for sale	7,053	16,677
Loans	2,215,927	1,891,110
Less: allowance for loan losses	21,583	16,835
Net loans	2,194,344	1,874,275
Premises and equipment, net	61,992	49,698
Other real estate owned	608	—
Mortgage servicing rights, net	2,200	2,482
Goodwill, net	59,014	2,130
Core deposit and other intangible asset, net	8,421	—
Bank owned life insurance (BOLI)	48,556	47,936
Accrued interest and other assets	30,125	31,995
Total assets	$2,955,967	$2,658,576

Liabilities
Deposits:
Noninterest bearing demand	$316,559	$271,549
Interest bearing:
Savings, NOW, and money market	1,015,157	849,365
Time	1,087,138	992,704
Total deposits	2,418,854	2,113,618
Securities sold under repurchase agreements	44,767	53,222
Federal funds purchased	38,300	165,100
Other short-term borrowings	108,006	82,873
Junior subordinated debentures	58,378	57,399
Subordinated debt	45,000	—
Notes payable and other borrowings	24,742	18,610
Accrued interest and other liabilities	17,795	17,865
Total liabilities	2,755,842	2,508,687

Stockholders’ Equity
Common stock	18,291	16,695
Additional paid-in capital	58,102	16,114
Retained earnings	218,516	209,867
Accumulated other comprehensive (loss) income	(26)	1,971
Treasury stock	(94,758)	(94,758)
Total stockholders’ equity	200,125	149,889
Total liabilities and stockholders’ equity	$2,955,967	$2,658,576

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except share data)

	(unaudited)		(unaudited)
	Three Months Ended June 30,		Year to Date June 30,
	2008	2007	2008	2007
Interest and Dividend Income
Loans, including fees	$34,257	$32,873	$68,562	$64,180
Loans held for sale	184	218	408	347
Securities:
Taxable	4,214	4,028	8,960	7,923
Tax-exempt	1,513	1,425	2,997	2,749
Federal funds sold	55	79	84	137
Interest bearing deposits	7	8	11	24
Total interest and dividend income	40,230	38,631	81,022	75,360
Interest Expense
Savings, NOW, and money market deposits	3,504	5,798	8,314	11,532
Time deposits	11,431	12,104	23,755	23,944
Securities sold under repurchase agreements	202	665	538	1,218
Federal funds purchased	193	933	1,163	1,240
Other short-term borrowings	612	974	1,401	1,910
Junior subordinated debentures	1,072	907	2,137	1,524
Subordinated debt	477	—	792	—
Notes payable and other borrowings	211	200	454	463
Total interest expense	17,702	21,581	38,554	41,831
Net interest and dividend income	22,528	17,050	42,468	33,529
Provision for loan losses	1,900	588	2,800	588
Net interest and dividend income after provision for loan losses	20,628	16,462	39,668	32,941
Noninterest Income
Trust income	2,190	2,233	4,372	4,409
Service charges on deposits	2,313	2,166	4,368	4,216
Secondary mortgage fees	232	197	515	319
Mortgage servicing income	143	168	295	316
Net gain on sales of mortgage loans	1,768	1,219	3,713	2,317
Securities gains, net	1,075	—	1,383	482
Increase in cash surrender value of bank owned life insurance	333	570	620	1,053
Debit card interchange income	618	519	1,169	982
Other income	1,431	1,064	2,528	2,016
Total noninterest income	10,103	8,136	18,963	16,110
Noninterest Expense
Salaries and employee benefits	11,572	9,779	23,195	19,691
Occupancy expense, net	1,559	1,255	2,997	2,481
Furniture and equipment expense	1,585	1,582	3,371	3,076
Amortization of core deposit and other intangible asset	296	—	496	—
Advertising expense	636	415	1,008	840
Other expense	4,443	3,801	9,185	7,329
Total noninterest expense	20,091	16,832	40,252	33,417
Income before income taxes	10,640	7,766	18,379	15,634
Provision for income taxes	3,318	2,040	5,493	4,160
Net income	$7,322	$5,726	$12,886	$11,474

Basic earnings per share	$0.53	$0.45	$0.96	$0.89
Diluted earnings per share	0.53	0.45	0.95	0.88
Dividends declared per share	0.16	0.15	0.31	0.29

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Three Months ended June 30, 2008 and 2007

(Dollar amounts in thousands- unaudited)

	2008			2007
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$1,218	$7	2.27%	$1,291	$8	2.45%
Federal funds sold	11,362	55	1.92	6,025	79	5.19
Securities:
Taxable	365,488	4,214	4.61	345,184	4,028	4.67
Non-taxable (tax equivalent)	155,918	2,328	5.97	150,803	2,192	5.81
Total securities	521,406	6,542	5.02	495,987	6,220	5.02
Loans and loans held for sale	2,198,032	34,492	6.21	1,822,516	33,139	7.19
Total interest earning assets	2,732,018	41,096	5.96	2,325,819	39,446	6.72
Cash and due from banks	50,625	—	—	48,816	—	—
Allowance for loan losses	(20,641)	—	—	(16,302)	—	—
Other noninterest-bearing assets	204,620	—	—	127,594	—	—
Total assets	$2,966,622			$2,485,927

Liabilities and Stockholders’ Equity
NOW accounts	$299,556	$655	0.88%	$238,671	$907	1.52%
Money market accounts	560,212	2,693	1.93	477,264	4,664	3.92
Savings accounts	118,547	156	0.53	107,873	227	0.84
Time deposits	1,137,788	11,431	4.04	976,837	12,104	4.97
Total interest bearing deposits	2,116,103	14,935	2.84	1,800,645	17,902	3.99
Securities sold under repurchase agreements	47,818	202	1.70	59,355	665	4.49
Federal funds purchased	32,711	193	2.33	67,585	933	5.46
Other short-term borrowings	112,289	612	2.16	73,827	974	5.22
Junior subordinated debentures	58,378	1,072	7.35	49,185	907	7.38
Subordinated debt	45,000	477	4.19	—	—	—
Notes payable and other borrowings	24,723	211	3.38	12,586	200	6.29
Total interest bearing liabilities	2,437,022	17,702	2.92	2,063,183	21,581	4.19
Noninterest bearing deposits	309,022	—	—	253,855	—	—
Accrued interest and other liabilities	18,815	—	—	18,998	—	—
Stockholders’ equity	201,763	—	—	149,891	—	—
Total liabilities and stockholders’ equity	$2,966,622			$2,485,927
Net interest income (tax equivalent)		$23,394			$17,865
Net interest income (tax equivalent) to total earning assets			3.44%			3.08%
Interest bearing liabilities to earnings assets	89.20%			88.71%

Notes:  Nonaccrual loans are included in the above stated average balances.

Tax equivalent basis is calculated using a marginal tax rate of 35%.

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Six Months ended June 30, 2008 and 2007

(Dollar amounts in thousands- unaudited)

	2008			2007
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$1,010	$11	2.15%	$1,358	$24	3.52%
Federal funds sold	7,631	84	2.18	5,261	137	5.18
Securities:
Taxable	384,804	8,960	4.66	343,099	7,923	4.62
Non-taxable (tax equivalent)	155,010	4,611	5.95	147,646	4,229	5.73
Total securities	539,814	13,571	5.03	490,745	12,152	4.95
Loans and loans held for sale	2,131,084	69,066	6.41	1,794,568	64,633	7.16
Total interest earning assets	2,679,539	82,732	6.12	2,291,932	76,946	6.68
Cash and due from banks	49,282	—	—	49,423	—	—
Allowance for loan losses	(19,801)	—	—	(16,262)	—	—
Other noninterest-bearing assets	187,592	—	—	126,219	—	—
Total assets	$2,896,612			$2,451,312

Liabilities and Stockholders’ Equity
NOW accounts	$277,485	$1,457	1.06%	$242,059	$1,915	1.60%
Money market accounts	541,938	6,515	2.42	471,763	9,175	3.92
Savings accounts	110,750	342	0.62	106,465	442	0.84
Time deposits	1,104,820	23,755	4.32	978,187	23,944	4.94
Total interest bearing deposits	2,034,993	32,069	3.17	1,798,474	35,476	3.98
Securities sold under repurchase agreements	45,790	538	2.36	54,220	1,218	4.53
Federal funds purchased	71,573	1,163	3.21	45,210	1,240	5.46
Other short-term borrowings	99,277	1,401	2.79	72,011	1,910	5.28
Junior subordinated debentures	58,211	2,137	7.34	40,454	1,524	7.53
Subordinated debt	35,852	792	4.37	—	—	—
Notes payable and other borrowings	23,471	454	3.83	14,729	463	6.25
Total interest bearing liabilities	2,369,167	38,554	3.27	2,025,098	41,831	4.16
Noninterest bearing deposits	318,094	—	—	253,847	—	—
Accrued interest and other liabilities	18,669	—	—	17,184	—	—
Stockholders’ equity	190,682	—	—	155,183	—	—
Total liabilities and stockholders’ equity	$2,896,612			$2,451,312
Net interest income (tax equivalent)		$44,178			$35,115
Net interest income (tax equivalent) to total earning assets			3.32%			3.09%
Interest bearing liabilities to earnings assets	88.42%			88.36%

Notes:  Nonaccrual loans are included in the above stated average balances.

Tax equivalent basis is calculated using a marginal tax rate of 35%.

The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent. (Dollar amounts in thousands- unaudited)

	Three Months Ended		Year to Date
	June 30,		June 30,
	2008	2007	2008	2007
Net Interest Margin
Interest income (GAAP)	$40,230	$38,631	$81,022	$75,360
Taxable-equivalent adjustment:
Loans	51	48	96	106
Investments	815	767	1,614	1,480
Interest income - FTE	41,096	39,446	82,732	76,946
Interest expense (GAAP)	17,702	21,581	38,554	41,831
Net interest income - FTE	$23,394	$17,865	$44,178	$35,115
Net interest income - (GAAP)	$22,528	$17,050	$42,468	$33,529
Average interest earning assets	$2,732,018	$2,325,819	$2,679,539	$2,291,932
Net interest margin (GAAP)	3.32%	2.94%	3.19%	2.95%
Net interest margin - FTE	3.44%	3.08%	3.32%	3.09%

Efficiency Ratio
Noninterest expense	$20,091	$16,832	$40,252	$33,417
Noninterest income	10,103	8,136	18,963	16,110
Net interest income (GAAP)	22,528	17,050	42,468	33,529
Taxable-equivalent adjustment:
Loans	51	48	96	106
Investments	815	767	1,614	1,480
Net interest income - FTE	23,394	17,865	44,178	35,115
Noninterest income plus net interest income - FTE	33,497	26,001	63,141	51,225
Efficiency ratio	59.98%	64.74%	63.75%	65.24%

Core Efficiency Ratio— adjusted for nonrecurring expense related to Heritage:

Noninterest expense as reported	$20,091	$—	$40,252	$—
Less:
Acquisition costs, adjusted for 35% tax rate	(162)	—	(596)	—
Core noninterest expense	19,929	—	39,656	—

Core efficiency ratio	59.49%	—	62.81%	—